EXHIBIT 5.1

February 24, 2005

Las Vegas Sands Corp.
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109

        Re:    Registration of Common Stock of Las Vegas Sands Corp.

Ladies and Gentlemen:

        We are acting as special Nevada counsel for Las Vegas Sands Corp., a Nevada corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended, of shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), with the United States Securities and Exchange Commission (the "SEC") under a Registration Statement on Form S-8 filed on or about the date hereof (the "Registration Statement").

        Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State of Nevada.

        We have examined originals or copies of each of the documents listed below:

1.
Certificate of Corporate Existence relating to the Company, issued by the Nevada Secretary of State;

2.
The Amended and Restated Articles of Incorporation of the Company;

3.
The Amended and Restated Bylaws of the Company;

4.
Resolutions of the Board of Directors of the Company, dated November 8, 2004;

5.
Resolutions of the Company's then-sole shareholder, dated December 12, 2004;

6.
The Las Vegas Sands, Inc. 1997 Fixed Stock Option Plan (the "1997 Plan");

7.
The Las Vegas Sands Corp. 2004 Equity Award Plan (the "2004 Plan");

8.
The Registration Statement.

        We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

        Based upon the foregoing, and subject to the following, it is our opinion that, (i) the shares of the Company's common stock, when issued in accordance with the 2004 Plan, and any applicable award agreements entered into in accordance therewith, will be duly authorized, validly issued, fully-paid and non-assessable; and (ii) all of the shares of the Company's common stock issued pursuant to the Agreement and Plan of Merger, by and among the Company, Las Vegas Sands, Inc. ("Opco"), and Las Vegas Sands Mergerco, Inc., in exchange for shares of stock of Opco that were issued pursuant to the 1997 Plan, have been duly authorized, are validly issued, fully-paid and non-assessable.

        The opinions expressed above are limited to the laws of the State of Nevada, including reported judicial decisions. This Opinion Letter is intended solely for use in connection with the registration of the Common Stock as described in the Registration Statement and resales of the Common Stock, and it may not be reproduced or filed publicly, without the written consent of this firm; provided, however, we hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" contained in the Prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are in a category of persons whose consent is required pursuant to Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ LIONEL SAWYER & COLLINS LIONEL SAWYER & COLLINS